Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Announces First Quarter 2014 Financial Results

17% Total Revenue Growth, Driven by Strong Feraheme Performance

Favorable Terms Achieved in Recent $200 Million Convertible Debt Offering

Ending Cash Balance of $385 Million Provides Capital for Portfolio Expansion

Conference call scheduled for 8:00 a.m. Eastern time today

WALTHAM, MA (April 24, 2014) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG), a specialty pharmaceutical company, today reported unaudited consolidated financial results for the first quarter ended March 31, 2014. The company achieved 17% total net revenue growth in the first quarter of 2014, compared to the first quarter of 2013. U.S. net Feraheme® (ferumoxytol) sales increased 12% to $17.4 million, compared to $15.6 million in the first quarter of 2013. AMAG ended the quarter with $385.5 million in cash and investments.

“The strong revenue growth achieved in the first quarter of 2014 is the result of AMAG’s commercial team’s outstanding execution of our business plan. Even in the face of a changing competitive landscape, Feraheme continued to capture market share from other IV iron products. In the oral mucositis market, MuGard® also generated accelerated growth,” said William Heiden, president and chief executive officer. “In addition to operating the business effectively and with continued financial discipline this quarter, AMAG completed a $200 million convertible debt offering in February, which will enhance our ability to complete business development transactions to expand our product portfolio.”

Business Highlights

•                  The company reported $20.8 million in total revenues in the first quarter of 2014, up 17% from the first quarter of 2013.  Ex-factory U.S. Feraheme net product sales rose to $17.4 million, a 12% increase from $15.6 million in net sales in the first quarter of 2013. The growth in U.S. product sales was driven by increased use of Feraheme for the treatment of iron deficiency anemia (IDA) in chronic kidney disease (CKD) patients and an increase in net revenue per gram of Feraheme from the first quarter of 2013.

•                  Total physician level Feraheme demand for the first quarter of 2014 was approximately 34,600 grams, representing a 17% increase from the first quarter of 2013.(1)  Physician level demand growth is higher than ex-factory sales growth due to reductions in wholesaler inventory levels during the first quarter of 2014.  Feraheme’s overall market share increased to 15.5% of the non-dialysis intravenous (IV) iron market in the U.S, a 1.3% point increase from the first quarter of 2013.

(1)  IMS Health Data

April 24, 2014	AMAG Pharmaceuticals, Inc.

•                  Continued growth in MuGard demand and ex-factory sales in the quarter.  AMAG is focused on executing initiatives to increase prescription volumes for MuGard and expand payer coverage.

•                  AMAG is currently preparing for an end-of-review meeting with the U.S. Food and Drug Administration (FDA) following receipt of a complete response letter (CRL) in January 2014 for AMAG’s supplemental new drug application (sNDA) for Feraheme. The sNDA sought to expand the label for Feraheme beyond the current CKD indication to include all adult IDA patients who have failed or cannot tolerate oral iron treatment.

•                  In the European Union (EU), our partner Takeda Pharmaceutical Company Limited (Takeda) continued to progress the regulatory review for the broader IDA indication for Rienso™, the trade name for ferumoxytol in Europe. Takeda expects to receive a Committee for Medicinal Products for Human Use (CHMP) opinion in second quarter of 2014.

•                  AMAG completed an upsized $200 million convertible debt offering on favorable terms, including a 2.5% coupon, five-year maturity and a conversion price of $27.02 per share.  As part of the financing, the company entered into certain derivative agreements that increased the effective conversion price of the notes to $34.12 per share.

“During the first quarter of this year, we aggressively pursued several business development opportunities, resulting in an uptick in operating expenses compared to recent quarters. We continue to seek unique, high-potential in-license and acquisition candidates.” said Frank Thomas, chief operating officer. “With a strong base business from Feraheme and MuGard revenues, and nearly $400 million of cash on our balance sheet, we have the opportunity to create additional value for our shareholders through business development and label expansion of Feraheme globally.”

First Quarter 2014 Financial Results (unaudited)

Total revenues for the quarter ended March 31, 2014 were $20.8 million, compared to $17.9 million for the same period in 2013. The increase in total revenues in the first quarter of 2014 was primarily due to higher U.S. Feraheme net product sales, which totaled $17.4 million, compared to $15.6 million for the same period in 2013.

Feraheme cost of goods sold (COGS) for the first quarter of 2014 was $2.8 million, or 16% of global Feraheme product sales, compared to $2.8 million, or 18% of global Feraheme product sales in the first quarter of 2013.

Operating expenses for the quarter ended March 31, 2014 were $24.0 million, compared to $19.4 million for the same period in 2013.  The increase in operating expenses during the first quarter of 2014 was primarily due to expenses associated with business development activities, including physician-level market research, regulatory consulting, and tax, accounting and legal guidance, as well as expenses associated with the commercialization of MuGard, which the company in-licensed in June 2013.

The company reported a net loss of $7.1 million, or $0.33 per share, for the quarter ended March 31, 2014, compared to a net loss of $3.9 million, or $0.18 per share, for the same period in 2013.

2014 Financial Outlook

The company’s financial guidance and outlook for 2014 is shown below and now includes an estimate of adjusted EBITDA (2):

•                  Total revenues of between $88 million and $100 million including:

•                  U.S. Feraheme net product sales of $75 million to $85 million;

•                  Revenue from MuGard, ex-U.S. Feraheme product sales, royalties and milestones of $13 million to $15 million;

•                  Cost of goods sold of 14% to 16% of Feraheme net product sales;

•                  Total operating expenses of $80 million to $85 million, including:

•                  Research and development expenses of $20 million to $22 million;

•                  Selling, general and administrative expenses of $60 million to $63 million;

•                  Net loss (GAAP)(2) of $10 million to $12 million (breakeven before impact of convertible debt offering); and

•                  Positive adjusted EBITDA(2) (non-GAAP) of $10 million to $13 million.

The above outlook does not include the potential milestone payment from Takeda for the broad IDA approval in the EU, which would favorably impact total revenue, net loss and adjusted EBITDA.  Further, the company’s guidance for 2014 does not include the impact of business development transactions or potential expenses associated with potential further clinical development of Feraheme for the broad IDA indication in the U.S.

Conference Call and Webcast Access

AMAG Pharmaceuticals, Inc. will host a conference call and webcast with slides today at 8:00 a.m. ET, during which management will discuss the company’s financial results and commercial progress. To access the conference call via telephone, please dial (877) 412-6083 from the United States or (702) 495-1202 for international access.  A telephone replay will be available from approximately 11:00 a.m. ET on April 24, 2014 through midnight on May 1, 2014.  To access a replay of the conference call, dial (855) 859-2056 from the United States or (404) 537-3406 for international access.  The pass code for the live call and the replay is 28464042.

(2) Net loss (GAAP) is projected to be between $10 million and $12 million.  The positive adjusted EBITDA (non-GAAP) range of $10 million to $13 million is calculated by adding the following back to Net loss (GAAP): interest expense and amortization of debt discount and deferred financing costs ($10 million to $12 million), depreciation and amortization ($1 million to $2 million), stock compensation expense ($9 million to $11 million) and fair value adjustments to contingent consideration expense ($2 million to $3 million); and subtracting interest income ($1 million to $2 million).  Adjusted EBITDA is a non-GAAP measure. AMAG believes that this non-GAAP financial measure, when considered together with information presented in accordance with GAAP, can enhance an overall understanding of AMAG’s financial performance.  We include adjusted EBITDA to provide investors with a more complete understanding of operational results and trends. AMAG’s management uses adjusted EBITDA, in conjunction with other indicators, for planning and forecasting purposes and for measuring the company’s performance. EBITDA and adjusted EBITDA should be considered in addition to, and not as substitutes for, or superior to, financial measures calculated in accordance with GAAP.  The company may calculate adjusted EBITDA differently from other companies.

The call will be webcast with slides and accessible through the Investors section of the company’s website at www.amagpharma.com.  The webcast replay will be available from approximately 11:00 a.m. ET on April 24, 2014 through midnight on May 23, 2014.

About AMAG

AMAG Pharmaceuticals, Inc. is a specialty pharmaceutical company that markets Feraheme® (ferumoxytol) Injection and MuGard® Mucoadhesive Oral Wound Rinse in the United States. Along with driving organic growth of its products, AMAG intends to expand its portfolio with additional commercial-stage specialty products. The company is seeking complementary products that leverage the company’s commercial footprint and focus on hematology and oncology centers and hospital infusion centers. For additional company information, please visit www.amagpharma.com.

AMAG Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(unaudited, amounts in thousands, except per share data)

	Three Months Ended March 31,
	2014	2013
Revenues:
U.S. Feraheme product sales, net	$17,375	$15,578
License fee and other collaboration revenues	3,120	2,003
Other product sales and royalties	340	299
Total revenues	20,835	17,880
Operating costs and expenses:
Cost of product sales	2,837	2,942
Research and development expenses	6,498	5,404
Selling, general and administrative expenses	17,491	14,005
Total operating costs and expenses	26,826	22,351
Operating loss	(5,991)	(4,471)
Interest expense	(1,476)	—
Interest and dividend income, net	265	271
Gains on sale of assets	100	299
Gains on investments, net	—	6
Net loss	$(7,102)	$(3,895)

Net loss per share:
Basic and diluted	$(0.33)	$(0.18)

Weighted average shares outstanding used to compute net loss per share:
Basic and diluted	21,824	21,544

AMAG Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited, amounts in thousands)

	March 31, 2014	December 31, 2013
Cash and cash equivalents	$200,916	$26,986
Short-term investments	184,557	186,803
Accounts receivable, net	10,115	6,842
Inventories	20,804	17,217
Receivable from collaboration	202	278
Other current assets	4,410	6,279
Total current assets	421,004	244,405
Property and equipment, net	1,837	1,846
Intangible assets, net	16,815	16,844
Other assets	6,807	2,364
Total assets	$446,463	$265,459

Accounts payable	$5,125	$2,629
Accrued expenses	21,851	22,266
Deferred revenues	9,118	8,226
Total current liabilities	36,094	33,121
Convertible 2.5% senior notes, net	162,561	—
Deferred revenues	40,567	44,534
Acquisition-related contingent consideration, net	14,040	13,609
Other long-term liabilities	2,105	1,787
Total long-term liabilities	219,273	59,930
Total stockholders’ equity	191,096	172,408
Total liabilities and stockholders’ equity	$446,463	$265,459

About Feraheme® (ferumoxytol)/Rienso

Feraheme (ferumoxytol) Injection for IV use received marketing approval from the FDA on June 30, 2009 for the treatment of IDA in adult chronic kidney disease patients and was commercially launched by AMAG in the U.S. shortly thereafter.  Ferumoxytol is protected in the U.S. by five issued patents covering the composition and dosage form of the product, and approved method of use. Each issued patent is listed in the FDA’s Orange Book. These patents are set to expire in 2020; a request for patent term extension has been filed, which, if granted, may extend the patent term to 2023 for one of the patents.

Ferumoxytol received marketing approval in Canada in December 2012, where it is marketed by Takeda as Feraheme, and in the European Union in June 2013 and Switzerland in August 2013, where it is marketed by Takeda as Rienso™.

About Iron Deficiency Anemia

More than 4 million Americans have iron deficiency anemia, many of whom are patients with gastrointestinal disease including bleeding in the upper and/or lower bowel, inflammatory bowel disease and malabsorption disorders.(2)  Other causes of IDA include chronic kidney disease, abnormal uterine bleeding, inflammatory diseases and chemotherapy-induced anemia.  Many IDA patients fail treatment with oral iron due to intolerability, lack of absorption or side effects.

About Oral Mucositis

Oral mucositis is a painful inflammation and ulceration of the lining of the mouth.  It is a common side effect of many of the radiotherapy and chemotherapy regimens used to treat cancer and affects almost 400,000 patients in the U.S.  Its presence creates a significant burden of illness of cancer patients and is associated with weight loss, increased narcotic use, unplanned visits to physicians or the emergency room and hospital admission.  The incremental medical care cost of severe oral mucositis in patients with head and neck cancer is approximately $18,000.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to statements regarding: our expectations and goals for 2014, including plans to maximize Feraheme sales and increase market share, to increase utilization of MuGard and to expand our product portfolio; expectations regarding our interactions with the FDA and Takeda’s expectations regarding the receipt and timing of the CHMP opinion; our pursuit of business development opportunities; expectations regarding milestone payments; our plans regarding the path forward for Feraheme and the potential further clinical development of Feraheme for the broader IDA

(3) Source: Cancer - US Census, Age-adjusted SEER incidence, primary market research, “Managing patients with Chemotherapy induced anemia”:  (2008),  “Saving costs in cancer anemia management. Recognizing functional iron deficiency (FID) and rationalizing EPO therapy.” (2002). GI - US Census, USRDS, DataMonitor Pipeline Insight: Inflammatory Bowel Disease, studies by Kappelman, and Tack, http://www.uchospitals.edu/pdf/uch_007937.pdf, http://www.ncbi.nlm.nih.gov/pubmed/15932566, http://www.haematologica.org/cgi/reprint/haematol.2009.009985v1.pdf. AUB and PP - AMAG primary market research, http://www.mdguidelines.com/dysfunctional-uterine-bleeding, National Vital Statistics Reports (NVSR), http://emedicine.medscape.com/article/257007-overview, “Have we forgotten the significance of postpartum iron deficiency?” (2005),.

indication in the U.S.; expected revenues, cost of goods sold, operating expenses and adjusted EBITDA, are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others: (1) uncertainties regarding the likelihood and timing of potential approval of Feraheme in the U.S. in the broader IDA indication in light of the CRL we received from the FDA informing us that our sNDA for the broader indication could not be approved in its present form and stating that we had not provided sufficient information to permit labeling of Feraheme for safe and effective use for the proposed broader indication, (2) the possibility that following FDA review of post-marketing safety data, including reports of serious anaphylaxis, cardiovascular events, and death, the FDA will request additional technical or scientific information, new studies or reanalysis of existing data, on-label warnings, post-marketing requirements/commitments or risk evaluation and mitigation strategies (REMS) in the current CKD indication for Feraheme, (3) uncertainties regarding our and Takeda’s ability to successfully compete in the IV iron replacement market both in the US and outside the US, including the EU, as a result of limitations, restrictions or warnings in Feraheme’s/Rienso’s current or future label that put Feraheme/Rienso at a competitive disadvantage, (4) uncertainties regarding Takeda’s ability to obtain regulatory approval for Rienso in the EU and Feraheme in Canada, in the broader IDA patient population, (5) the possibility that significant safety or drug interaction problems could arise with respect to Feraheme/Rienso and in turn affect sales, or the company’s ability to market the product both in the US and outside of the US, including the EU, (6) uncertainties regarding the manufacture of Feraheme/Rienso or MuGard, (7) uncertainties relating to our patents and proprietary rights, both in the US and outside of the US, (8) the risk of an Abbreviated New Drug Application (ANDA) filing following the FDA’s recently published draft bioequivalence recommendation for ferumoxytol, (9) uncertainties regarding our ability to compete in the oral mucositis market in the U.S. and (10) other risks identified in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent filings with the SEC. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals and Feraheme are registered trademarks of AMAG Pharmaceuticals, Inc.  MuGard is a registered trademark of Access Pharmaceuticals, Inc.  Rienso is a trademark of Takeda Pharmaceutical Company Limited.

AMAG Pharmaceuticals, Inc. Contact:

Scott Holmes, 617-498-3376